Exhibit 99
PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
August 3, 2016

BELMOND LTD. REPORTS SECOND QUARTER 2016 RESULTS

▪	Total revenue (1) of $158.1 million, down $4.7 million or 3% from the prior-year quarter; up $0.6 million on a constant currency basis

▪	Same store revenue per available room (“RevPAR”) down 4% from the prior-year quarter; down 1% on a constant currency basis

▪	Total adjusted EBITDA of $38.1 million, down $2.8 million or 7% from the prior-year quarter; down 5% on a constant currency basis

▪
Net earnings attributable to Belmond Ltd. of $8.4 million, a $7.0 million decrease from the prior-year quarter; adjusted net earnings from continuing operations of $4.0 million, a $2.9 million decrease

▪	In June 2016, announced further expansion of the Company's trains and cruises offerings with Belmond Andean Explorer, a luxury sleeper train scheduled to launch in Peru in May 2017

▪	In June 2016, refinanced Belmond Charleston Place loan

(1) Includes earnings from unconsolidated companies. See Summary of Operating Results table later in press release for detail.

HAMILTON, BERMUDA - August 3, 2016. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 47 luxury hotel, restaurant, tourist train and river cruise properties, including three scheduled to open over the course of the next twelve months, which operate in 23 countries, today announced its results for the second quarter ended June 30, 2016.

Roeland Vos, president and chief executive officer, remarked: “Results for our second quarter were in line with our expectations, with constant currency RevPAR at the bottom of our guidance range, reflecting specific challenges in select parts of our global portfolio. However, we were pleased with the directional performance at a number of properties and benefited from a reduction in central overheads compared to the prior-year quarter. The year-over-year net decrease in our second quarter 2016 adjusted EBITDA was primarily due to an expected decrease in EBITDA at our Italian hotels due in large part to the Biennale art festival in Venice, Italy, which occurs every other year and took place in 2015, and an anticipated lull in demand for our two hotels in Brazil ahead of August’s Summer Olympic Games in Rio de Janeiro.

"During the second quarter, we hosted an investor and analyst meeting in New York at which we unveiled a focused strategic plan to double the Company’s adjusted EBITDA and properties in operation by 2020. The message we provided at our meeting was straightforward: we have successfully repositioned the Company in recent years; we have a solid foundation from which we expect to grow; and we have a clear strategy, with a defined roadmap and ambitious but achievable goals. We intend to execute our strategic plan in a disciplined manner by focusing on three key areas: driving organic growth, continuing to build brand awareness and expanding our global footprint. With nearly half of our growth expected to come from existing properties, organic growth is a vital component of the plan, and, at the investor and analyst meeting, we provided specific examples of operating initiatives already executed or underway. We continue to be engaged in identifying and evaluating revenue-generating, cost-saving and investment opportunities across the globe, and we anticipate bringing additional initiatives to market in the near future. Driving the other half of our growth, our global footprint expansion efforts are also gaining traction, and I am pleased to report that we recently announced a new luxury overnight train experience in Peru, Belmond Andean Explorer, which we expect to launch in May 2017. This additional train product will follow and complement our new luxury overnight train experience in Ireland, Belmond Grand Hibernian, which is scheduled to commence operations in the third quarter of 2016. We are encouraged by the progress we have already made on our strategic plan and will provide regular updates on the achievement of our 2020 aspirational goals as we move forward.

"Looking specifically at the remainder of 2016, we see promising indications of solid growth but acknowledge the inherent uncertainty of recent global events. In particular, we believe that it is too early to assess the full impact on Belmond of the United Kingdom’s decision to leave the European Union, which has led to the recent decrease in the value of the British pound. At a high-level, this decision primarily impacts the Company’s results in two ways: translation of pound-denominated operations and central overheads to U.S. dollars and demand for our luxury travel experiences from British guests. From a translation standpoint, a decrease in the pound is marginally beneficial to the Company’s U.S. dollar reported results due to the fact that the majority of the Company’s central overheads are pound denominated. On the demand side, 13% of the Company’s hotel guests originate from the United Kingdom, although we have not yet seen a material shift in their booking behavior.

"Even with these uncertainties, we expect to have a solid third quarter, driven largely by the benefit of the Olympic Games on Belmond Copacabana Palace in Rio de Janeiro and demand for our European hotels during their peak season. As such, for the full year 2016, we are maintaining our guidance for same store, constant currency RevPAR growth of between 3% and 7%."

Second Quarter 2016 Operating Results

Total revenue for the second quarter of 2016 was $158.1 million, a $4.7 million or 3% decrease from total revenue for the second quarter of 2015. In constant currency, total revenue for the second quarter of 2016 increased $0.6 million over the second quarter of 2015.

Same store RevPAR for owned hotels for the second quarter of 2016 decreased 1% from the prior-year quarter on a constant currency basis as a result of a 1% decrease in average daily rate ("ADR"), with occupancy in line with that of the prior-year quarter.

Total adjusted EBITDA for the second quarter of 2016 was $38.1 million, a $2.8 million or 7% decrease from total adjusted EBITDA of $40.9 million for the second quarter of 2015. In constant currency, total adjusted EBITDA for the second quarter of 2016 decreased $2.0 million or 5% from the second quarter of 2015.

Net earnings attributable to Belmond Ltd. for the second quarter of 2016 were $8.4 million ($0.08 per common share), a $7.0 million or 45% decrease from $15.4 million ($0.15 per common share) for the second quarter of 2015. The year-over-year decrease was largely attributable to a gain on sale of Hotel Ritz, Madrid, Spain of $19.8 million, partially offset by a goodwill impairment of $5.7 million and net tax expense related to the preceding two items of $4.2 million, recognized in the prior-year quarter.

Adjusted net earnings from continuing operations for the second quarter of 2016 were $4.0 million ($0.04 per common share), a $2.9 million or 42% decrease from $6.9 million ($0.07 per common share) for the second quarter of 2015.

Recent Company Highlights

•
Announces new luxury train in Peru — In June 2016, the Company announced the launch of South America’s first luxury sleeper train, Belmond Andean Explorer in Peru. The new train, which is expected to launch in May 2017, is set to travel along one of the highest rail routes on earth, traversing the Peruvian Andes from Cusco to Lake Titicaca and Arequipa, on one- and two-night journeys with a maximum of 68 guests. The train is owned by PeruRail, the Company's 50/50 joint venture that engages in passenger and freight train operations, and will be managed by the Company.

•
Refinances loan secured by Belmond Charleston Place, South Carolina — In June 2016, Charleston Place LLC, the owner of Belmond Charleston Place, refinanced its $86.0 million loan secured on its real and personal property with an amended $112.0 million loan. The amended loan has approximately three years remaining until maturity with no annual amortization and an interest rate of LIBOR plus 2.35%. The majority of the additional proceeds from this refinancing were used to repay in full a local loan facility with a principal balance of $10.0 million and an accrued interest balance of $16.8 million.

•
Expands room product offering at Belmond Miraflores Park, Lima, Peru — In July 2016, the Company commenced operation of eight new junior suites on the third floor of Belmond Miraflores Park. Replacing offices, meeting space and a business center, the new keys increase the hotel's key count by 10% — from 81 to 89.

Second Quarter 2016 Business Unit Results

Owned hotels:

Europe:
For the second quarter of 2016, revenue from owned hotels was $67.0 million, a decrease of $4.8 million or 7% from $71.8 million for the second quarter of 2015. In constant currency, revenue for the region for the second quarter of 2016 decreased $2.7 million or 4% from the prior-year quarter primarily due to a revenue decrease of $3.6 million or 22% at Belmond Hotel Cipriani, Venice, Italy partially due to a challenging comparable period, with revenue for the second quarter of 2015 benefiting from the Biennale art festival, which occurs every other year, and the final receipt of $1.1 million of settlement income related to the 2010 settlement of the Cipriani trademark litigation. Partially offsetting this decline, Belmond Reid's Palace, Madeira, Portugal increased revenue by $0.7 million or 18% due to occupancy growth of 8 percentage points as a result of capitalizing on increased demand for the destination; Belmond Hotel Caruso, Ravello, Italy increased revenue by $0.6 million or 11% due to transient-driven ADR growth of 10%; and Belmond La Residencia, Mallorca, Spain grew revenue by $0.4 million or 8% mainly as a result of improved revenue management coupled with increased demand for the destination, which drove 14% RevPAR growth.

In constant currency, same store RevPAR for owned hotels in the region was in line with the prior-year quarter, as a 2 percentage point increase in occupancy was offset by a 4% decrease in ADR.

Adjusted EBITDA for the region for the quarter of $26.3 million represented a decrease of $3.3 million or 11% from $29.6 million for the second quarter of 2015. In constant currency, adjusted EBITDA for the region for the second quarter of 2016 decreased $2.4 million or 8% from the prior-year quarter mainly due to an adjusted EBITDA decrease of $2.8 million or 36% at Belmond Hotel Cipriani, partially offset by adjusted EBITDA growth of $0.4 million or 20% at Belmond La Residencia; $0.4 million or 19% at Belmond Hotel Caruso; and $0.3 million or 23% at Belmond Reid's Palace.

North America:
Revenue from owned hotels for the second quarter of 2016 was $38.1 million, down $1.6 million or 4% from $39.7 million for the second quarter of 2015. This decrease was largely the result of a $1.0 million or 30% revenue decrease at Belmond Maroma Resort & Spa largely due to the re-opening of renovated hotels in the Los Cabos resort area on Mexico's Baja Peninsula in the second half of 2015 and increased local competition, as well as a $0.7 million or 12% revenue decrease at Belmond La Samanna, St. Martin, French West Indies primarily due to a year-over-year decrease in call volume due in part to concern over the Zika virus. Partially offsetting these decreases, Belmond El Encanto, Santa Barbara, California grew revenue by $0.3 million or 6% mainly due to a 4 percentage point increase in occupancy.

In constant currency, same store RevPAR for owned hotels in the region was down 3% from the prior-year quarter due to a 2% decrease in ADR and a 1 percentage point decrease in occupancy.

Adjusted EBITDA for the region for the quarter was $8.5 million, a decrease of $1.1 million or 11% from $9.6 million for the second quarter of 2015. The year-over-year decline was primarily the result of a $0.9 million decrease in adjusted EBITDA at Belmond La Samanna and a $0.6 million or 69% decrease in adjusted EBITDA at Belmond Maroma Resort & Spa, partially offset by a $0.3 million increase in adjusted EBITDA at Belmond El Encanto.

Rest of world:
Revenue from owned hotels for the second quarter of 2016 was $24.3 million, a decrease of $1.2 million or 5% from $25.5 million for the second quarter of 2015 primarily due to year-over-year currency depreciation. In constant currency, revenue for the second quarter of 2016 increased $0.8 million or 4% over the prior-year quarter principally as a result of revenue growth of $0.8 million or 81% at Belmond Safaris, Botswana, as Belmond Eagle Island Lodge, one of the Company's three safari lodges, was operational in 2016 following a complete renovation that required a planned closure from January to November 2015. Additionally, revenue increased $0.4 million or 24% at Belmond Mount Nelson Hotel, Cape Town, South Africa primarily due to 17% ADR growth that was largely the result of investments the Company made over the past several years in the hotel's room product and meeting and banqueting facilities. Partially offsetting these increases was a combined $0.4 million or 3% decrease in revenue for the Company's two hotels in Brazil largely due to an expected lull in demand ahead of August's Olympic Games in Rio de Janeiro and Brazil's challenging economic situation.

In constant currency, same store RevPAR for owned hotels was up 1% over the prior-year quarter, as a 4% increase in ADR was offset by a 1 percentage point decrease in occupancy.

Adjusted EBITDA for the region for the quarter of $2.1 million decreased $0.9 million or 30% from adjusted EBITDA of $3.0 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region decreased $0.9 million or 35% from the prior-year quarter largely due to a combined adjusted EBITDA decrease of $1.2 million or 51% at the Company's two hotels in Brazil primarily resulting from a decline in revenue coupled with an increase in payroll taxes and inflationary increases to payroll, partially offset by a $0.4 million increase in adjusted EBITDA at Belmond Safaris.

Part-owned / managed hotels:
Adjusted EBITDA for the second quarter of 2016 of $1.3 million decreased $0.9 million or 41% from $2.2 million for the second quarter of 2015 largely due to a $0.4 million or 20% decrease in adjusted EBITDA recognized for the Company's Peru hotels joint venture primarily as a result of a year-over-year decrease in group business at the joint venture's two hotels in Cusco.

Owned trains & cruises:
Revenue for the second quarter of 2016 was $21.4 million, up $1.3 million or 6% from $20.1 million for the second quarter of 2015. In constant currency, revenue increased $2.5 million or 13% primarily as a result of a $2.5 million or 27% revenue increase for the Venice Simplon-Orient-Express train largely as a result of operating six more trips in the current-year quarter.

Adjusted EBITDA for the quarter was $3.6 million, a $0.5 million or 16% increase over $3.1 million for the second quarter of 2015. In constant currency, adjusted EBITDA increased $0.7 million or 23% largely due to a $0.4 million or 15% increase in adjusted EBITDA for Venice Simplon-Orient-Express.

Part-owned / managed trains:
Adjusted EBITDA for the second quarter of 2016 of $5.6 million increased $0.3 million or 6% over adjusted EBITDA of $5.3 million for the second quarter of 2015 as a result of a $0.2 million or 3% increase in EBITDA recognized for the Company’s PeruRail joint venture largely as a result of the joint venture commencing transport of copper concentrate from the Las Bambas mine, which began production at the end of 2015.

Central costs:
For the second quarter of 2016, adjusted central overheads of $5.8 million were $1.9 million or 25% lower than adjusted central overheads of $7.7 million for the prior-year quarter primarily due to reduced legal and professional fees, payroll savings related to a weaker British pound than in the prior-year quarter and other general savings.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive forecasted returns. During the second quarter of 2016, the Company invested a total of $16.1 million in its portfolio, including $2.4 million on the Venice Simplon-Orient-Express train mainly for required statutory works and the phased installation of air-conditioning; $1.8 million at Belmond Charleston Place partially for a new high-end sports pub that opened in July 2016; $1.4 million at Belmond La Residence d'Angkor, Siem Reap, Cambodia primarily for a rooms renovation project; $1.3 million on the Belmond Grand Hibernian luxury sleeper train, which is scheduled to commence operations in Ireland in the third quarter of 2016; and $1.1 million at Belmond Mount Nelson Hotel mainly for the renovation of rooms in the hotel's main building.

Balance Sheet

At June 30, 2016, the Company had total debt of $600.3 million and cash balances of $149.9 million, resulting in total net debt of $450.4 million and a ratio of net debt to trailing twelve-months total adjusted EBITDA of 3.7 times, which compared to net debt of $443.9 million and a ratio of net debt to trailing twelve-months total adjusted EBITDA of 3.7 times at December 31, 2015.

Outlook

The Company is providing the following RevPAR and other guidance for the third quarter and full year 2016:

	Third Quarter 2016	Full Year 2016

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	7% - 11%	3% - 7%
In U.S. dollars	8% - 12%	0% - 4%

Statement of operations guidance ($ millions)

Central overheads	$5.9 - $6.9	$23.9 - $25.9
Share-based compensation	$1.5 - $2.5	$5.8 - $7.8
Central marketing costs	$0.1 - $1.1	$3.3 - $5.3
Depreciation & amortization	$13.1 - $14.1	$52.3 - $54.3
Interest	$6.9 - $7.9	$28.8 - $30.8
Tax expense	$17.6 - $18.6	$25.4 - $27.4

Cash flow guidance ($ millions)

Cash interest expense (2)	$8.3 - $10.3	$42.1 - $44.1
Cash taxes	$6.7 - $7.7	$21.5 - $23.5
Scheduled loan repayments	$0.8 - $1.8	$4.4 - $6.4

(1) Projected same store RevPAR growth for the third quarter ending September 30, 2016 and the full year ending December 31, 2016 exclude the operations of Belmond Eagle Island Lodge and Belmond La Residence d'Angkor.

(2) Projected cash interest expense for the full year ending December 31, 2016 includes a $14.3 million accrued interest payment related to the June 2016 repayment in full of a local loan facility at Belmond Charleston Place.

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	67.0	71.8	80.5	83.8
- North America	38.1	39.7	77.7	80.6
- Rest of world	24.3	25.5	59.5	62.3
Total owned hotels	129.4	137.0	217.7	226.7
Part-owned / managed hotels	1.7	0.2	2.3	0.1
Total hotels	131.1	137.2	220.0	226.8

Owned trains & cruises	21.4	20.1	27.9	27.7
Part-owned / managed trains	5.6	5.5	9.3	7.4
Total trains & cruises	27.0	25.6	37.2	35.1

Total (1)	158.1	162.8	257.2	261.9

Analysis of earnings

Owned hotels
- Europe	26.3	29.4	20.7	21.9
- North America	8.5	9.4	18.0	20.2
- Rest of world	2.1	3.0	13.6	14.5
Total owned hotels	36.9	41.8	52.3	56.6
Part-owned / managed hotels	1.3	—	1.7	(0.3)
Total hotels	38.2	41.8	54.0	56.3

Owned trains & cruises	3.4	2.8	0.6	0.5
Part-owned / managed trains	5.6	5.5	9.3	7.4
Total trains & cruises	9.0	8.3	9.9	7.9

Central overheads	(5.8)	(7.9)	(12.4)	(16.7)
Share-based compensation	(1.5)	(3.0)	(3.2)	(3.7)
Central marketing costs	(1.5)	(1.2)	(2.5)	(2.6)
EBITDA before gain on disposal	38.4	38.0	45.8	41.2
Gain on disposal of property, plant and equipment and equity method investments	0.2	19.8	0.3	20.0
Impairment of goodwill	—	(5.7)	—	(5.7)
EBITDA	38.6	52.1	46.1	55.5
Depreciation & amortization	(13.3)	(12.4)	(26.4)	(25.0)
Gain on extinguishment of debt	1.2	—	1.2	—
Interest	(7.5)	(6.3)	(14.9)	(13.6)
Foreign currency, net	4.9	(1.1)	7.7	(3.8)
Earnings before tax	23.9	32.3	13.7	13.1
Tax	(15.8)	(16.9)	(7.0)	(7.0)
Net earnings from continuing operations	8.1	15.4	6.7	6.1
Discontinued operations	0.2	(0.1)	0.1	(0.2)
Net earnings	8.3	15.3	6.8	5.9
Net losses attributable to non-controlling interests	0.1	0.1	—	—
Net earnings attributable to Belmond Ltd.	8.4	15.4	6.8	5.9

Net earnings per common share attributable to Belmond Ltd.	0.08	0.15	0.07	0.06
Weighted average number of shares – millions	101.53	103.65	101.42	103.88

(1) Comprised of revenue of $154.5 million (2015 - $160.8 million) and earnings from unconsolidated companies of $3.6 million (2015 - $2.0 million) for the three months ended June 30, 2016, and revenue of $251.9 million (2015 - $260.3 million) and earnings from unconsolidated companies of $5.3 million (2015 - $1.6 million) for the six months ended June 30, 2016.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Room Nights Available
Europe	83,159	84,580	126,944	127,971
North America	64,883	64,974	129,766	129,234
Rest of world	93,607	92,365	187,064	183,715
Worldwide	241,649	241,919	443,774	440,920

Rooms Nights Sold
Europe	55,791	54,715	74,863	71,219
North America	45,519	46,155	90,272	90,749
Rest of world	42,863	43,514	105,887	102,643
Worldwide	144,173	144,384	271,022	264,611

Occupancy
Europe	67%	65%	59%	56%
North America	70%	71%	70%	70%
Rest of world	46%	47%	57%	56%
Worldwide	60%	60%	61%	60%

ADR (in U.S. dollars)
Europe	727	775	632	672
North America	422	431	445	456
Rest of world	327	339	350	376
Worldwide	512	534	460	483

RevPAR (in U.S. dollars)
Europe	488	501	373	374
North America	296	306	310	320
Rest of world	150	160	198	210
Worldwide	305	319	281	290

Same Store RevPAR (in U.S. dollars) (1)
Europe	488	501	373	374
North America	296	306	310	320
Rest of world	154	167	209	222
Worldwide	311	325	288	297

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	(3)%	—%	—%	3%
North America	(3)%	(3)%	(3)%	(3)%
Rest of world	(8)%	1%	(6)%	10%
Worldwide	(4)%	(1)%	(3)%	3%

(1) Same store RevPAR for the three and six months ended June 30, 2016 excludes the operations of Belmond Eagle Island Lodge and Belmond La Residence d'Angkor.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	June 30,	December 31,
	2016	2015

Assets
Cash	144.5	135.6
Restricted cash	4.5	2.6
Accounts receivable	30.9	27.1
Due from unconsolidated companies	15.1	12.1
Prepaid expenses and other	12.9	13.3
Inventories	27.4	25.6

Total current assets	235.3	216.3

Property, plant & equipment, net of accumulated depreciation	1,094.1	1,078.4
Investments in unconsolidated companies	71.5	71.7
Goodwill	115.4	114.0
Other intangible assets	13.6	13.9
Surplus for pension benefit	0.7	—
Other assets	15.5	15.2

Total assets (1)	1,546.1	1,509.5

Liabilities and Equity
Accounts payable	15.3	15.8
Accrued liabilities	78.8	71.7
Deferred revenue	47.0	32.3
Current portion of long-term debt and capital leases	5.3	5.3

Total current liabilities	146.4	125.1

Long-term debt and obligations under capital leases	595.0	577.5
Liability for pension benefit	—	0.4
Deferred income taxes	121.7	123.9
Other liabilities	8.5	20.5
Liability for uncertain tax positions	3.8	3.6

Total liabilities (2)	875.4	851.0

Shareholders’ equity	670.4	658.1
Non-controlling interests	0.3	0.4
Total equity	670.7	658.5

Total liabilities and equity	1,546.1	1,509.5

(1) Balance at June 30, 2016 includes $209.8 million (December 31, 2015 - $210.7 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at June 30, 2016 includes $120.7 million (December 31, 2015 - $122.4 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

EBITDA	38.6	52.1	46.1	55.5

Adjusting items:
Restructuring and other special items (1)	(0.3)	2.9	0.2	3.9
Gain on disposal of property, plant and equipment and equity method investments (2)	(0.2)	(19.8)	(0.3)	(20.0)
Impairment of goodwill	—	5.7	—	5.7

Total adjusted EBITDA	38.1	40.9	46.0	45.1

Net earnings attributable to Belmond Ltd.	8.4	15.4	6.8	5.9
Net losses attributable to non-controlling interests	0.1	0.1	—	—
Net earnings	8.3	15.3	6.8	5.9
Discontinued operations net of tax	0.2	(0.1)	0.1	(0.2)
Net earnings from continuing operations	8.1	15.4	6.7	6.1

Adjusting items:
Restructuring and other special items (1)	(0.3)	2.9	0.2	3.9
Gain on disposal of property, plant and equipment and equity method investments (2)	(0.2)	(19.8)	(0.3)	(20.0)
Impairment of goodwill	—	5.7	—	5.7
Gain on extinguishment of debt (3)	(1.2)	—	(1.2)	—
Accelerated depreciation	0.5	(0.7)	1.3	(0.7)
Interest adjustments	—	(1.0)	—	(1.0)
Foreign currency, net (4)	(4.9)	1.1	(7.7)	3.8
Tax-related adjustments	0.6	3.7	0.6	3.7
Income tax effect of adjusting items	1.4	(0.4)	1.4	(0.7)

Adjusted net earnings from continuing operations	4.0	6.9	1.0	0.8

Reported EPS	0.08	0.15	0.07	0.06
Reported EPS from continuing operations	0.08	0.15	0.07	0.06
Adjusted EPS from continuing operations	0.04	0.07	0.01	0.01
Weighted average number of shares (millions)	101.53	103.65	101.42	103.88

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, St. Michaels, Maryland and gain on sale of Hotel Ritz.
(3) Represents $4.0 million negotiated discount on repayment less $2.8 million tax indemnification provided to partners in respect of such discount.
(4) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment and Equity Method Investments (2)	Impairment of Goodwill (3)	Adjusted EBITDA

Three months ended June 30, 2016

Owned hotels:
- Europe	26.3	—	—	—	26.3
- North America	8.5	—	—	—	8.5
- Rest of world	2.1	—	—	—	2.1
Total owned hotels	36.9	—	—	—	36.9
Part-owned / managed hotels	1.3	—	—	—	1.3
Total hotels	38.2	—	—	—	38.2

Owned trains & cruises	3.4	0.2	—	—	3.6
Part-owned / managed trains	5.6	—	—	—	5.6
Total trains & cruises	9.0	0.2	—	—	9.2

Central overheads	(5.8)	—	—	—	(5.8)
Share-based compensation	(1.5)	(0.5)	—	—	(2.0)
Central marketing costs	(1.5)	—	—	—	(1.5)
EBITDA before gain on disposal	38.4	(0.3)	—	—	38.1
Gain on disposal of property, plant and equipment and equity method investments	0.2	—	(0.2)	—	—
Impairment of goodwill	—	—	—	—	—
EBITDA	38.6	(0.3)	(0.2)	—	38.1

Three months ended June 30, 2015

Owned hotels:
- Europe	29.4	0.2	—	—	29.6
- North America	9.4	0.2	—	—	9.6
- Rest of world	3.0	—	—	—	3.0
Total owned hotels	41.8	0.4	—	—	42.2
Part-owned / managed hotels	—	2.2	—	—	2.2
Total hotels	41.8	2.6	—	—	44.4

Owned trains & cruises	2.8	0.3	—	—	3.1
Part-owned / managed trains	5.5	(0.2)	—	—	5.3
Total trains & cruises	8.3	0.1	—	—	8.4

Central overheads	(7.9)	0.2	—	—	(7.7)
Share-based compensation	(3.0)	—	—	—	(3.0)
Central marketing costs	(1.2)	—	—	—	(1.2)
EBITDA before gain on disposal	38.0	2.9	—	—	40.9
Gain on disposal of property, plant and equipment and equity method investments	19.8	—	(19.8)	—	—
Impairment of goodwill	(5.7)	—	—	5.7	—
EBITDA	52.1	2.9	(19.8)	5.7	40.9

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond and gain on sale of Hotel Ritz.
(3) Non-cash impairment charges related to goodwill.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment and Equity Method Investments (2)	Impairment of Goodwill (3)	Adjusted EBITDA

Six months ended June 30, 2016

Owned hotels:
- Europe	20.7	—	—	—	20.7
- North America	18.0	0.6	—	—	18.6
- Rest of world	13.6	—	—	—	13.6
Total owned hotels	52.3	0.6	—	—	52.9
Part-owned / managed hotels	1.7	—	—	—	1.7
Total hotels	54.0	0.6	—	—	54.6

Owned trains & cruises	0.6	0.2	—	—	0.8
Part-owned / managed trains	9.3	—	—	—	9.3
Total trains & cruises	9.9	0.2	—	—	10.1

Central overheads	(12.4)	—	—	—	(12.4)
Share-based compensation	(3.2)	(0.6)	—	—	(3.8)
Central marketing costs	(2.5)	—	—	—	(2.5)
EBITDA before gain on disposal	45.8	0.2	—	—	46.0
Gain on disposal of property, plant and equipment and equity method investments	0.3	—	(0.3)	—	—
Impairment of goodwill	—	—	—	—	—
EBITDA	46.1	0.2	(0.3)	—	46.0

Six months ended June 30, 2015

Owned hotels:
- Europe	21.9	0.9	—	—	22.8
- North America	20.2	0.2	—	—	20.4
- Rest of world	14.5	—	—	—	14.5
Total owned hotels	56.6	1.1	—	—	57.7
Part-owned / managed hotels	(0.3)	2.1	—	—	1.8
Total hotels	56.3	3.2	—	—	59.5

Owned trains & cruises	0.5	0.3	—	—	0.8
Part-owned / managed trains	7.4	(0.2)	—	—	7.2
Total trains & cruises	7.9	0.1	—	—	8.0

Central overheads	(16.7)	1.7	—	—	(15.0)
Share-based compensation	(3.7)	(1.1)	—	—	(4.8)
Central marketing costs	(2.6)	—	—	—	(2.6)
EBITDA before gain on disposal	41.2	3.9	—	—	45.1
Gain on disposal of property, plant and equipment and equity method investments	20.0	—	(20.0)	—	—
Impairment of goodwill	(5.7)	—	—	5.7	—
EBITDA	55.5	3.9	(20.0)	5.7	45.1

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond and gain on sale of Hotel Ritz.
(3) Non-cash impairment charges related to goodwill.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Twelve months ended June 30,	Six months ended June 30,		Year ended December 31,
	2016	2016	2015	2015

EBITDA	113.2	46.1	55.5	122.6

Adjusting items:
Restructuring and other special items (1)	3.7	0.2	3.9	7.4
Gain on disposal of property, plant and equipment and equity method investments (2)	(0.6)	(0.3)	(20.0)	(20.3)
Impairment of goodwill (3)	4.1	—	5.7	9.8

Total adjusted EBITDA	120.4	46.0	45.1	119.5

EBITDA	113.2	46.1	55.5	122.6

Depreciation and amortization	(51.9)	(26.4)	(25.0)	(50.5)
Gain on extinguishment of debt	1.2	1.2	—	—
Interest	(32.5)	(14.9)	(13.6)	(31.2)
Foreign currency, net	6.5	7.7	(3.8)	(5.0)
Earnings before tax	36.5	13.7	13.1	35.9
Tax	(18.5)	(7.0)	(7.0)	(18.5)
Net earnings from continuing operations	18.0	6.7	6.1	17.4
Discontinued operations	(1.2)	0.1	(0.2)	(1.5)
Net earnings	16.8	6.8	5.9	15.9

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale of disposal of property, plant and equipment at Inn at Perry Cabin by Belmond and gain on sale of Hotel Ritz.
(3) Non-cash impairment charges related to goodwill.

BELMOND LTD.
NET DEBT TO TOTAL ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	June 30, 2016	December 31, 2015

Cash
Cash and cash equivalents	144.5	135.6
Restricted cash (including $0.9 million and $0.7 million classified within long-term other assets on the balance sheet for 2016 and 2015, respectively)	5.4	3.3

Total cash	149.9	138.9

Total debt
Current portion of long-term debt and capital leases	5.3	5.3
Long-term debt and obligations under capital leases	595.0	577.5

Total debt	600.3	582.8

Net debt	450.4	443.9

Total adjusted EBITDA	120.4	119.5

Net debt / total adjusted EBITDA	3.7	3.7

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, August 4, 2016 at 10:00 a.m. EDT (3:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 44073847. A re-play of the conference call will be available by telephone until 1:15 p.m. EDT on Thursday, August 11, 2016 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 44073847. A replay will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 47 hotel, rail and river cruise experiences, including three scheduled for future opening, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures and Definitions
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA, a non-GAAP financial measure, is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

All references to constant currency represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and Brazil, and in the United Kingdom in respect of its expected withdrawal from the European Union, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in South America and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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